Exhibit 99.1

N E W S

For Immediate Release

SILVERGATE ANNOUNCES FULL EXERCISE AND CLOSING OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

La Jolla, CA – November 18, 2019 – Silvergate Capital Corporation (“Silvergate” or the “Company”), today announced that the underwriters of Silvergate’s previously announced initial public offering that closed on November 12, 2019, have purchased an additional 499,999 shares of the Company’s common stock from the Company’s selling shareholders in connection with the exercise in full of their option to purchase additional shares. The initial closing included 824,605 shares sold by the Company and 2,508,728 shares sold by selling shareholders, resulting in an aggregate of 3,833,332 shares of the Company’s common stock sold in the offering after the option exercise. Silvergate did not receive any proceeds from the sale of shares by the selling shareholders.

Silvergate’s common stock began trading on the New York Stock Exchange on November 7, 2019 under the trading symbol “SI.”

Barclays and Keefe, Bruyette & Woods, A Stifel Company acted as joint lead book-running managers. Sandler O’Neill + Partners, L.P. and Compass Point also acted as book-running managers, with Galaxy Digital Advisors LLC and Performance Trust Capital Partners, LLC, acting as co-managers for the offering. Silvergate was represented by Holland & Knight LLP. The underwriters were represented by Davis Polk & Wardwell LLP.

The U.S. Securities and Exchange Commission (the “SEC”) declared the registration statement relating to these securities effective on November 6, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (888) 603-5847, or by email at barclaysprospectus@broadridge.com, or from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling (800) 966-1559. Copies of the registration statement relating to these securities and the final prospectus may also be obtained free of charge from the SEC’s website at http://www.sec.gov.

About Silvergate

Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988, has been profitable for 21 consecutive years, and has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. As of September 30, 2019, Silvergate had total assets of $2.1 billion, total deposits of $1.8 billion, and total stockholders’ equity of $230.6 million.

Investor Relations / Media Contact

(858) 200-3782

investors@silvergate.com

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